Exhibit 99.1

ChargePoint appoints Ekta Singh-Bushell to its Board of Directors

Singh-Bushell brings more than 25 years of leadership experience to further strengthen Board’s expertise across technology, finance, public sector, automotive, and energy

Campbell, Calif. April 7, 2022 — ChargePoint Holdings, Inc. (NYSE: CHPT), a leading electric vehicle (EV) charging network, today announced the appointment of Ekta Singh-Bushell to its board of directors. Ms. Singh-Bushell brings more than 25 years of diverse technology, finance, and operations experience to the ChargePoint Board.

She has served in management and leadership roles at the Federal Reserve Bank of New York and Ernst & Young, as well as several startups. Ms. Singh-Bushell brings expertise on digital transformation and how it impacts a company’s compliance, risk management, operations, brand, and reputation. Ms. Singh-Bushell currently serves on the boards of large global technology firms, including TTEC Holdings, Inc., Huron Consulting Group, Inc., Net1 UEPS Technologies, Inc., Designer Brands Inc., and Datatec Limited, where she advises these companies on how operational efficiencies, innovation and leading with purpose can drive profitability, growth, and enterprise transformation. Her previous board positions included the Asian American Federation of New York (AAFNY), and DecisionGPS LLC.

“Adding Ekta Singh-Bushell to the ChargePoint Board of Directors further strengthens our depth of expertise in finance, technology and transformation,” said Pasquale Romano, president and CEO of ChargePoint. “Ms. Singh-Bushell has a history of successfully advising companies and we look forward to her expertise as ChargePoint continues to enable charging everywhere people live, work, and play.”

Ms. Singh-Bushell received her Master of Science in Electrical Engineering & Computer Science from the University of California, Berkeley and her undergraduate degree in engineering from the University of Poona, India. She is a certified public accountant (CPA) and hold advanced certifications in corporate governance, sustainability accounting, cyber security and resilience.

For more information about ChargePoint’s board of directors, visit:

https://www.chargepoint.com/about/board/.

About ChargePoint

ChargePoint is creating a new fueling network to move people and goods on electricity. Since 2007, ChargePoint has been committed to making it easy for businesses and drivers to go electric with one of the largest EV charging networks and a comprehensive portfolio of charging solutions. The ChargePoint cloud subscription platform and software-defined charging hardware are designed to include options for every charging scenario from home and multifamily to workplace, parking, hospitality, retail and transport fleets of all types. Today, one ChargePoint account provides access to hundreds of thousands of places to charge in North America and Europe. To date, more than 110 million charging sessions have been delivered, with drivers plugging into the ChargePoint network every two seconds or less. For more information, visit the ChargePoint pressroom, the ChargePoint Investor Relations site, or contact the ChargePoint North American European press offices or Investor Relations.

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